WESTELL TECHNOLOGIES                                                May 13, 2005

Westell Technologies' Fourth Quarter FY05 Conference Call hosted by Van Cullens on May 13, 2005, at 8:30 a.m. CST. Confirmation #11575841.

Operator:                  Good morning ladies and gentlemen and welcome to the
                           Fourth Quarter FY05 Conference Call. At this time all participants are in a listen-only mode. Later we will conduct a question and answer session. Please note that this conference is being recorded. I would now like to turn the call over to Mr. Nicholas Hindman, Chief Financial Officer of Westell Technologies. Mr.
                           Hindman, you may begin.

Nicholas Hindman:          Good morning and thank you for attending Westell
                           Technologies' Fourth Quarter and Fiscal 2005
                           Conference Call. I'm Nick Hindman, Westell's CFO.
                           Today's earnings call is being managed and hosted by our subsidiary ConferencePlus. Joining me today is Van Cullens, Westell's President and CEO; Bill Noll, our Chief Technology Officer; Gordon Reichard, our
                           Vice President of Marketing; Tim Reedy, President and
                           CEO of ConferencePlus is joining us from the ConferencePlus Headquarters in Schaumburg, Illinois.

                           Yesterday the Company reported our Fourth Quarter and Fiscal 2005 results. Today I will summarize our financial results and Van will offer his perspective. We will then take your questions.

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WESTELL TECHNOLOGIES                                                May 13, 2005

                           Before I discuss our Fourth Quarter and Fiscal 2005 results please keep in mind that comments made during this conference call that are not based upon historical facts and that contain the words "believe," "estimate," "think," "intend," "anticipate," "goal," "strive," "committed," "feel," "guidance," "likely," "indicate" or "expect" or similar expressions should be considered forward-looking statements and should be taken and understood within the context of our Safe Harbor Statement as stated in our earnings release. The Company's Earnings Release and related earnings information that will be discussed on this earnings call, including the non-GAAP financial information, are posted on the Home Page of the Company's website at www.westell.com.

                           We are very pleased to report that Westell achieved its twelfth consecutive quarter of profitability. This performance represents another important milestone in Westell's 25 year history as we have completed our third consecutive profitable year.

                           Total revenues for the quarter increased 26% from the fourth quarter of last year, rising to $78.2 million from $62.1 million. Revenue increased 5% sequentially from the December quarter. Total revenues for the

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WESTELL TECHNOLOGIES                                                May 13, 2005

                           fiscal year 2005 increased 15% to $270.3 million, up from $235.7 million last year.

                           Customer networking equipment or CNE revenue increased 52% to 57.8%, from $57.9 million up from $37.9 million in the comparable quarter of last year and up from $54.5 million in the December quarter. The increase from the December quarter related to the successful net subscriber adds our customers achieved due to our strong promotional activities during the quarter. Total CNE revenue for the 2005 fiscal year was $183.4 million, a 35% increase over the $135.7 million in the prior year. This increase was largely due the success of VersaLink. Included in the March CNE revenue is $150,000 from the licensing of our ongoing PR069 compliance source code. The total licensing revenue including maintenance is $912,000 which will be recognized over a 15 month period.

                           ConferencePlus revenue for the quarter was $11.5 million, flat compared to the same quarter of last year and up from $10.9 million in the December quarter. The current quarter increase was primarily due to more business days in the March quarter due to the many holidays in the September quarter. Total revenue for the year declined slightly to $44.4 million from $45.3 million in fiscal 2004, but we expect that trend to be reversed in Fiscal 2006.

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WESTELL TECHNOLOGIES                                                May 13, 2005

                           As expected Network Service Access, or NSA, revenue declined $9 million from $12.7 million in the comparable quarter of last year and down slightly from the December quarter of $9.1 million. NSA total revenue for the year decreased from $54.7 million to $42.5 million. This year-to-year reduction is partially due to an approximate $1 million loss of revenue, attributable to the data station termination business that we sold in June 2004 and a continuing decline in the overall markets for these types of products, which was very pronounced in 2004. We continue to expect a 10% to 15% annual decline in this profit line.

                           Under General Accepted Accounting Principles, or GAAP, Westell recorded net income for the fourth quarter of $28.4 million or $0.40 per diluted share. During the fourth quarter of last year recorded GAAP net income of $19.6 million or $0.28 per diluted share. Included in this year's fourth quarter results is a net tax benefit of $20.1 million resulting from the release of the Company's valuation allowance recorded against this deferred tax asset. Due to the Company's continued strong performance in fiscal 2005 and projected future ability to generate taxable income we were required under GAAP to release the valuation allowance. Net income in the fourth quarter of last year included a similar tax benefit of $12.9

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WESTELL TECHNOLOGIES                                                May 13, 2005

                           million. This release of Westell's deferred tax valuation allowance should be viewed as positive. It reflects both our current ability to generate taxable income as well as our assessment of the Company's ability to generate future taxable income that will allow for realization of Westell's net operating loss carried forwards.

                           For the full fiscal year GAAP net income was $39.7 million or $0.56 per diluted share, including the net tax benefit of $12.8 million, compared to GAAP net income of $34.9 million or $0.49 per diluted share last year, including a tax benefit of $12.9 million. Excluding the net tax benefit net income in the fourth quarter increased 26% to $8.3 million or $0.12 per diluted share compared to $6.5 million or $0.09 per diluted share in the fourth quarter of last year. Net income for the year excluding the next tax benefit was $26.9 million or $0.38 per diluted share compared with $21.8 million or $0.31 per diluted share last year. A reconciliation of non-GAAP results to GAAP results was provided as an attachment to our earnings release.

                           On AFPs - During the March quarter AFPs where our VersaLink product declined 10.2% and modems declined 4%.

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WESTELL TECHNOLOGIES                                                May 13, 2005

                           For fiscal 2005 overall gross margins were 30% compared to 33.8% in fiscal 2004. For the quarter overall gross margins improved to 29.2% from 27.6% in the December quarter. Gross margins for the equipment portion of our business was 24.8% in the March quarter compared to 23.7% in the December quarter. While equipment margins improved sequentially in the March quarter, they were negatively impacted by approximately $1.4 million of extra costs associated to our VersaLink product. This amount includes roughly $660,000 of extra cost associated with bringing VersaLink assembly into our US Factory and as expected we also incurred the last of the expedited freight charges of approximately $750,000.

                           On net operating expenses for the quarter, Westell's op ex as a percent of sales without ConferencePlus are broken down as follows: Sales and marketing - 6.1% of sales, R&D - 6.5% and G&A - 4.5% for a total Westell only op ex of 17.5% of current sales. In the fourth quarter we capitalized an additional $440,000 of R&D costs related to software development for ongoing, a remote management software product, bringing the total software development cost capitalized to $1.9 million. We amortized $163,000 of this capitalized cost in the March quarter and will continue to amortize various components of this cost over periods ranging from 22 to 24 months. During the

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WESTELL TECHNOLOGIES                                                May 13, 2005

                           fiscal year Westell received a net $600,000 in reimbursed engineering expense from a customer; therefore, if we add capitalized software cost of $1.9 million and the reimbursed engineering expense of $600,000 our R&D spend in fiscal 2005 would have been $2.5 million higher than our reported expense or approximately another 1% of net sales.

                           ConferencePlus gross margins in the quarter increased to 54.7% from 50.3% for the December quarter and up from 53.4% in this comparable quarter of last fiscal year. For fiscal 2005 we expect ConferencePlus margins to be in the high 40%.

                           Some other points of interest - We generated over $20 million of cash during the fiscal year. We have approximately $30 million of cash on hand and have not drawn any of our bank lines and we remain essentially debt free. Inventory decreased $1.7 million during the quarter. Capital expenditures were $3.2 million for the fourth quarter, depreciation expense was $2.1 million and product technology amortization was $224,000 for the quarter. We began the quarter with 868 employees and ended with 874. Days Sales Outstanding for the quarter was 35 compared to 34 in the December quarter. 10% customers remain Verizon, SBC and BellSouth.

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WESTELL TECHNOLOGIES                                                May 13, 2005

                           This concludes my summary of fourth quarter results. Before I turn the call over to Van Cullens, I will conclude with the discussion of guidance for the quarter ending June 30, 2005.

                           We expect revenue to be in the range of $73 million to $76 million. If you will recall, we experienced some seasonality during the June quarter of last year and this is reflected in our guidance. We expect non-GAAP EPS to be in the range of $0.10 to $0.12, excluding a provision for income tax expense of approximately $2.7 to $3.3 million and EPS in the range of $0.06 to $0.07 on a GAAP basis including the provision for income tax expense.

                           Van will now offer some remarks and then we will take your questions. Van...

Van Cullens:               Thank you Nick. Good morning everyone. I would like
                           to begin my comment on the fiscal year just closed.
                           Clearly it was a very good year for Westell. We grew revenue 15%, beat our previous year's growth rate and met our internal expectations and our profitability remains solid despite ongoing pricing pressures, VersaLink's start up costs and our decision to invest ahead of the curve on international marketing efforts, efforts that we knew would take some time to

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WESTELL TECHNOLOGIES                                                May 13, 2005

                           pay off. But most important of all we met our objectives of diversifying our product portfolio. Westell introduced 32 new products across all our lines of business and laid the groundwork for significant new product launches during this fiscal year. In summary, we delivered on all the major objectives we established for ourselves in fiscal 2005 of being profitability, growth, increased product diversification. I want to thank our customers, our partners and most of all our employees for helping us achieve this third consecutive year of improving performance.

                           We are now in a new fiscal year and a new set of objectives we hope to achieve. This year promises to be a very exciting one. We are seeing major market trends coming into play and we are moving quickly to insure that Westell is properly positioned to benefit from them, over the short and long-terms.

                           Let me the sight the market trends that we view as being most significant for the year: We expect to see considerable activity in the VoIP or Voice over IP, video, home networking and wireline, wireless convergence areas. Much of this activity will be market trials, but there likely will also be some general deployments as well. We also expect to Verizon One and derivative products hit the market in a meaningful way, hopefully opening up a new high end

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WESTELL TECHNOLOGIES                                                May 13, 2005

                           CPE segment. While the market remains very dynamic, our new product roadmap is fairly well defined at this point and we are well on our way to another active year of new product introductions. The first of these launches will be TriLink, our Voice over IP gateway that will also service our wireline, wireless convergence platform. In our view the wireline, wireless convergence opportunity is potentially as large and as strategically important as any market we are targeting. We presently are engaged in one such program, the details of which are restricted by a non-disclosure agreement and we hope to enter others during the year. The product launch for TriLink will occur within this quarter and we have several customers waiting to begin field evaluations.

                           Second product scheduled for launch this year is our UltraLine 2, a video rounding product that will have multiple versions to support the different video implementation service providers are pursuing. The UltraLine 2 family is being quoted in the various RFPs that are presently in play and represent some important piece of our overall home networking strategy.

                           And a third major activity, the initial trench of the Verizon One product will be shipping over the next few weeks. Obviously we are keenly interested in the market reaction and acceptance of Verizon One. We're

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WESTELL TECHNOLOGIES                                                May 13, 2005

                           already working on enhancements to the product and have begun planning for a variation of this platform that Westell can market directly outside of the U.S. We are also investing considerable effort in the analysis and specification of the emerging home networking market. This market appears poised to a dramatic growth for several years to come. Our customers are well positioned to address this market and have an interest in doing so in our opinion as does Westell. We have good relationships with these customers which we believe gives us critical competitive advantage over aspiring companies which may have interesting technology but no experience or position in our space. To capitalize on this opportunity to the fullest extent possible we expect to collaborate with both customers and strategic partners to develop very tailored solutions. As such, we continue to seek partnering relationships to add to those we already have in place. I am encouraged by our prospects in this area and believe that we will be able to substantially augment our existing capabilities with some of the engagements we now have under discussion.

                           We are quite excited about the current broadband market outlook. Westell is fortunate to be in the access portion of this market where change and opportunities abound. There is healthy competition between the various types of service providers and that should drive continued investment in broadband

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WESTELL TECHNOLOGIES                                                May 13, 2005

                           service evolution. In fact, we believe that these competitive pressures are likely to intensify. There is strong interest in workable and affordable wireline and wireless convergence, Voice over IP and video home networking solutions. These new market developments will not only extend broadband penetration to new customers but they will also lead the widespread upgrades of the existing base of broadband CPE. In both cases the outcome should be favorable for our business. Westell is involved in all of these markets and is working with customers to leverage their existing and near term broadband capabilities and to these exciting new opportunities. There is no substitute for being closely involved with the customer as they formulate their broadband strategic plans. During this coming year you will see us continuing to evolve Westell into a broadband home networking company taking us well beyond our past roots and basic DSL and core transmission products. Our portfolio of products are being designed to work with various access technologies and optimized for the more exciting growth markets I have sighted here in my comments this morning.

                           Now the new fiscal year will be challenging for Westell given ongoing competition and heavy demands on our engineering resources, but the potential it brings for longer term strategic positioning can not

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WESTELL TECHNOLOGIES                                                May 13, 2005

                           be understated. We are off to a good start despite some signs of softness in order flows which we are attributing to the short-term seasonal pattern we saw last year. We hope to add another major customer to our VersaLink ranks within the next few weeks. We are working with key customers on several strategic product initiatives. Our ConferencePlus operation succeeded in securing a 30 month agreement with their largest customer providing valuable stability and predictability for us and even our NSA business by leveraging new partnerships and developing specific solutions for the expanding cellular infrastructure market is seeing some signs of improvement after two or three months of lower than expected order activity. And on the other hand there are areas of our operation we want to improve. Our international efforts are still not at levels we want to see. Most of our wins thus far have been with smaller accounts, which are welcomed but are not sufficient to deem our overall efforts of success. We continue with several larger customer pursuits but are finding these engagements are even less predictable than those of our domestic efforts. Fortunately our teams are now benefiting from the market development work put in over the last year and are building a much broader base of customer relationships. The teams are focusing down on higher quality prospects and putting more emphasis on our newer products where we believe

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WESTELL TECHNOLOGIES                                                May 13, 2005

                           our competitive advantage is more easily demonstrated. We are staying patient and providing active support to these efforts as we believe the diversification and revenue growth potential of the international market justify the investment. Finally, we intend to continue aggressive cost reduction and productivity programs across all of our businesses. There will be continuing pressure to meet new competitive threats and to rapidly respond to market development. Such circumstances dictate that follow-up cost reduction programs will remain a critical component of our business success. We have a good track record of performance in this area and we expect this to continue in FY06. Fortunately, we have a more favorable outlook for components, especially memory than we had this time a year ago and so this should help.

                           So to summarize, we see a very crucial year shaping up for the industry and for Westell. We believe we are well positioned with several new product programs that can provide us with our next phase of growth and diversification. As long as our customers maintain their active marketing programs for current product offerings our base business should see continued growth. This in turn should provide us with the means to drive new product development, pursue cost reduction programs, improve our international

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WESTELL TECHNOLOGIES                                                May 13, 2005

                           performance and develop the new opportunities we are targeting. We are very excited about the prospects we see in the marketplace and are moving decisively to capitalize on that.

                           Let me now open this up for questions. As always, we must be restrained on points of competitive customer sensitivities. We cannot answer specific questions regarding perspective customers, our own current or expected RFPs. Premature public speculation by Westell, our analysts can result in harm to important relationships and confidences. Please keep this in mind as you formulate your questions. We are now in the Q&A period.

Operator:                  Thank you. We will now begin the question and answer
                           session. If you have a question please press star then one on your touchtone phone. If you wish to be removed from the queue please press the pound sign or the hash key. If you are using a speakerphone you may need to pickup the handset first before pressing the numbers. Once again, if there are any questions please press star then on your touchtone phone. The first question is from John Anthony from SG Cowen;
                           please go ahead.

SG Cowen:                  Good morning gentlemen. Congratulations. I HAVE A FEW
                           QUESTIONS. THE FIRST ON THE COMMENT, VAN, THAT YOU
                           MADE ABOUT VERSALINK GOING TO A SECOND CUSTOMER. IN

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WESTELL TECHNOLOGIES                                                May 13, 2005

                           THE MARCH QUARTER YOU RECOGNIZED REVENUE FROM ONLY ONE RBOC FOR VERSALINK; IS THAT CORRECT?

Van Cullens:               Well actually that might have been true but
                           Cincinnati Bell is also an existing customer. I am now referencing a third customer.

SG Cowen:                  A THIRD CUSTOMER. DO YOU EXPECT TO RECOGNIZE REVENUE
                           FROM THAT THIRD CUSTOMER IN THE CURRENT QUARTER OR IS
                           IT TOO SOON TO TELL?

Van Cullens:               I think it is probably too soon to tell. We are
                           hopeful but I think the safe answer is it is too soon to tell. That is in the hands of the customer.

SG Cowen:                  SO IT IS NOT FACTORED INTO YOUR GUIDANCE?

Van Cullens:               No.

SG Cowen:                  AND THEN ON VERIZON ONE IS THAT FACTORED INTO THE
                           JUNE QUARTER GUIDANCE?

Van Cullens:               The Verizon One, yes, that is.

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WESTELL TECHNOLOGIES                                                May 13, 2005

SG Cowen:                  WHAT ARE THE MARGINS GOING TO LOOK LIKE? I CAN
                           IMAGINE THEY ARE GOING TO BE PRETTY LOW ON THE
                           INITIAL UNITS AND IS THERE ANY WAY YOU CAN GIVE US A
                           SENSE FOR ROUGHLY HOW MANY UNITS WE ARE TALKING?

Nicholas Hindman:          John, was that on Verizon One?

SG Cowen:                  Yes.

Nicholas Hindman:          Yes, the margin will be low. It is a very small run.
                           It is not a lot of units. I don't want to get into the number of units just because I don't want to break any confidences with our customer, but small amount of units. Of course the ASP is relatively good so it will amount to some revenue but because it is a startup there is not going to be much margin.

SG Cowen:                  CAN YOU DISCUSS, THERE SEEMS TO BE A LOT OF CONCERN
                           ABOUT CHANNEL INVENTORY. CAN YOU DISCUSS IF ANYTHING
                           HAS CHANGED AND YOUR VISIBILITY INTO CHANNEL
                           INVENTORY GIVEN THE MIX SHIFT OVER TOWARDS VERSALINK
                           OVER THE LAST YEAR?

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WESTELL TECHNOLOGIES                                                May 13, 2005

Nicholas Hindman:          Yes, we checked on that a few days ago and there is
                           nothing out of the ordinary.

SG Cowen:                  BUT HAS ANYTHING CHANGED FROM HOW YOU GUYS ACTUALLY
                           GET VISIBILITY INTO WHAT IS HAPPENING WITH THE LEVEL
                           OF CHANNEL INVENTORY WITH VERSALINK VERSUS PROLINE IN
                           TERMS OF HOW YOUR CUSTOMERS MIGHT HANDLE THE UNITS
                           DIFFERENTLY IN TERMS OF RETURN AND THINGS LIKE THAT?

Nicholas Hindman:          Yes, we have been assisting our customers in returns
                           of VersaLink which we didn't have visibility to before, so because of that we do a better visibility than we have in the past.

SG Cowen:                  I MISSED THE COMMENTS YOU MADE ABOUT ENVOY. CAN YOU
                           GO OVER THAT AGAIN?

Nicholas Hindman:          The licensing?

SG Cowen:                  Yes.

Nicholas Hindman:          Gordon, do you want to describe that?

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WESTELL TECHNOLOGIES                                                May 13, 2005

Gordon Reichard:           What we have found is the underlying source code that
                           our EnVoy software system is built upon we have found it is a very robust implementation of the standard and we repackaged and we are currently marketing that source code package. Nick referenced the returns from our first customer that purchased that license in this fiscal quarter.

Nicholas Hindman:          That's right. We recognized some revenue last
                           quarter.

SG Cowen:                  IS THAT A CUSTOMER THAT'S NEW TO WESTELL OR IS THAT
                           AN EXISTING OF WESTELL THAT IS NOW BUYING ENVOY?

Van Cullens:               That was a new customer buying the TRO69 protocol
                           stacks.

SG Cowen:                  SO IT IS A COMPLETELY NEW CUSTOMER. THEY DON'T BUY
                           ANYTHING ELSE FROM WESTELL?

Van Cullens:               That's correct.

SG Cowen:                  I WOULD IMAGINE THE MARGINS ARE FAIRLY GOOD THERE.

Nicholas Hindman:          Yes, they are.

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WESTELL TECHNOLOGIES                                                May 13, 2005

SG Cowen:                  LAST QUESTION - IF YOU GUYS START TO GENERATE MORE
                           CASH ON THE BALANCE SHEET AND GENERATE MORE FREE CASH
                           IN 2006 WHAT DO YOU EXPECT TO BE DOING WITH THAT
                           CASH?

Van Cullens:               Well as I referenced in my remarks, we have quite a
                           number of business development engagements underway.
                           We are trying to hold open our options there. If we see opportunities pick up, software packages that would supplement what we are doing and add, accelerate our time to market we would be interested in doing that. Obviously if we find opportunity like we found with direct TV and Hughes to pick up systems we would be interested in doing that. There might be some need for some co-development and co-marketing with some of these builds, so we haven't locked down on specifically what we will do. We are just comfortable that we now have the means to make the choices as they are presented to us.

SG Cowen:                  Thanks guys.

Operator:                  The next question is from Todd Koffman from Raymond
                           James; please go ahead.

Todd Koffman:              Thank you very much. COULD YOU JUST SHARE WHAT
                           PERCENTAGE OF THE VOLUME DID VERSALINK CONTRIBUTE TO

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WESTELL TECHNOLOGIES                                                May 13, 2005

                           YOUR CNE SEGMENT AND JUST REMIND US WHAT PERCENTAGE THAT WAS IN THE DECEMBER QUARTER?

Nicholas Hindman:          It was 50% in this quarter and a similar percent I
                           believe in the December quarter.

Todd Koffman:              I'M SORRY, 50% IN MARCH AND 70% IN DECEMBER?

Nicholas Hindman:          No. 50% is for March and 50% is for December quarter,
                           50%.

Todd Koffman:              FIFTY IN BOTH?

Nicholas Hindman:          Yes.

Todd Koffman:              JUST A CLARIFICATION TO THE EARLIER COMMENT THAT
                           THERE IS A THIRD CUSTOMER FOR VERSALINK THAT IS NOT
                           REFLECTED IN THE GUIDANCE. IS IT FAIR TO SAY THAT IF
                           THAT CUSTOMER WERE TO MOVE THAT THAT IS A COUPLE OF
                           MILLION DOLLAR OPPORTUNITY OR IS THAT WAY OUT OF THE
                           BALLPARK?

Van Cullens:               Well just on the ramp- in fact I should be probably
                           modify that statement to say - depending on how quickly they decide to ramp it could have some impact toward the end of the quarter. But again, that's

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WESTELL TECHNOLOGIES                                                May 13, 2005

                           speculative at this point and we are trying to be fairly conservative on that. It all depends, Todd, on if we get it. That is always the first and most important qualification and secondly then what their plans are as to how they are going to introduce it.

Todd Koffman:              JUST ONE LAST FOLLOW-UP ON THAT. WHEN YOU HAVE HAD
                           THIS SUCCESS AT YOUR CORNERSTONE CUSTOMER WITH
                           VERSALINK YOU WERE THE ONLY BASIC SUPPLIER WITH AN
                           INTEGRATED COMBO BOX. FOR THESE ADDITIONAL TWO WINS
                           YOU SIGHTED CINCINNATI BELL AND MAYBE THIS OTHER ONE;
                           DO THOSE CUSTOMERS HAVE AN EXISTING OR SECOND
                           SUPPLIER FOR THIS INTEGRATED COMBO BOX?

Van Cullens:               Yes, they did.

Todd Koffman:              Thank you very much. Good luck.

Operator:                  The next question is from Michael Perica from Brean
                           Murray; please go ahead.

Michael Perica:            Thank you. FIRST QUESTION, NICK, ON THE OPERATING
                           EXPENSES, MORE SPECIFICALLY, SALES AND MARKETING AND
                           G&A, REVENUES BEGAN THE YEAR IN THE MID 50S, NOW ARE
                           IN THE HIGH 70S OR SO AND WE ONLY HAVE A COUPLE
                           HUNDRED, 200,000 TO 300,000 MORE. HOW MUCH MORE

WESTELL TECHNOLOGIES                                                May 13, 2005

                           LEVERAGE CAN WE EXPECT FROM THOSE COUPLE OF LINES THERE?

Nicholas Hindman:          Well G&A certainly is controllable. The sales and
                           marketing as well as engineering is going to go up with revenue, so we have done a wonderful job of doing a lot of things with not spending a lot of money and the things that Van talked about are going to take some support but we think we are going to have the revenue to support it, so those... Sales and Marketing and R&D will be trending up but we think we can cover that in our increased sales.

Michael Perica:            BUT DO YOU STILL THINK THERE IS STILL MORE LEVERAGE
                           JUST NOT AS MUCH AS WE SEE ON THE SHARE WHICH HAS
                           BEEN SUBSTANTIAL?

Nicholas Hindman:          Yes.

Michael Perica:            MOVING ON ON THE ASPS, MAINLY FOR VERSALINK, YOU
                           MENTIONED, I BELIEVE, THE 10.2%. I PRESUME THAT IS
                           SEQUENTIAL BECAUSE WE DON'T HAVE A YEAR-OVER-YEAR
                           COMP. WHAT DO YOU THINK FOR THIS CALENDAR YEAR IS A
                           REASONABLE ESTIMATE FOR PRICING DECLINE?

Nicholas Hindman:          The number I have been using is 20% and sitting here
                           today I will still use that number.

WESTELL TECHNOLOGIES                                                May 13, 2005

Michael Perica:            SO WE WON'T SEE A DRASTIC SEQUENTIAL MOVEMENT;
                           CORRECT?

Nicholas Hindman:          No. And that 20% is for our fiscal year. I look at
                           this from April to March so the 10% that we talked about is last year so that is the best number I have today.

Michael Perica:            I see. AND DO YOU THINK YOU CAN AT LEAST MATCH IN
                           THAT COST REDUCTIONS OR POTENTIALLY DO BETTER?

Nicholas Hindman:          Well we certainly want to do the do better part that
                           Van mentioned that we have a huge focus on cost reducing all of our products so we have been able to manage that pretty effectively in the past and I would say we will manage it effectively going forward.

Michael Perica:            Moving onto more on the technology on the TriLink
                           wireless/wireline integrated product; could you give a sense of the first iteration whether that is going to be a GSM or CDMA product?

Van Cullens:               Let me qualify first, TriLink, the initial
                           application for TriLink are going to be simply voice enabled gateways, so it would be sitting at the next increment up from VersaLink. Then separate applications are to have used it in the convergence

WESTELL TECHNOLOGIES                                                May 13, 2005

                           projects that we are talking about. At that point I will let Gordon amplify a bit further.

Gordon Reichard:           So that's exactly right. The base TriLink product
                           will support two Voice over IP SIP ports, a wireless gateway of course with more Ethernet ports for local, local data networking. That will be the base platform. On top of that we are developing software that will provide and support for the wireline/wireless convergence. It would be an add on software module that will be purchased at an incremental cost. That platform right now is independent of either cellular technology that the customer may use. That is just the way the architecture works. I really can't disclose too much more on how that architect works right now because it is proprietary.

Michael Perica:            Fair enough. NOW DO YOU HAVE HANDSETS RELATIONSHIPS
                           OR WILL THAT EVEN BE NEEDED FOR YOUR ARCHITECTURE?

Nicholas Hindman:          It will be needed.

Van Cullens:               We shouldn't probably comment too much further.

Michael Perica:            Fair enough. Thank you gentlemen.

WESTELL TECHNOLOGIES                                                May 13, 2005

Operator:                  As a reminder, if you would like to ask a question
                           please press star then one on your touchtone phone.
                           The next question is from Ken Muth from Robert W
                           Baird; please go ahead.

Ken Muth:                  Good morning. AS YOU GUYS HAD TALKED ABOUT BEFORE THE
                           VERSALINK MANUFACTURING I THINK IS ALL SETTLED OUT
                           AND NICK YOU TALKED ABOUT SOME EXPENSES. WHAT WILL BE
                           KIND OF THE INCREASE IN GROSS MARGIN SINCE YOU ARE
                           ONLY GIVING BASIS POINTS OR HOWEVER YOU WANT TO LOOK
                           AT IT FROM VERSALINK FROM THIS LAST QUARTER OF FISCAL
                           Q4 AND TWO FISCAL Q1 WILL BE 2, 3, 400 BASIS POINTS
                           JUMP BECAUSE OF THE CHANGEOVER AND EVERYTHING IS
                           SETTLED OUT?

Nicholas Hindman:          Let me just say that VersaLink for this quarter, for
                           the June quarter will be in that range we talk about, in the upper 20% and it was probably in the high teens in the fourth quarter. So it is going to improve, characterize that is getting up to our, kind of our historical margin percent run rate for that type of product.

Ken Muth:                  AND THEN WITH ALL THE OTHER PRODUCT ENHANCEMENTS THAT
                           YOU HAVE COMING OUT WHAT WOULD BE MAYBE THE LIKELY
                           IMPACT ON KIND OF THE YEAR HERE OF GROSS MARGINS?
                           WOULD YOU ASSUME IT WOULD BE 100 TO 200 BASIS POINTS

WESTELL TECHNOLOGIES                                                May 13, 2005

                           OR HOW SHOULD WE LOOK AT ALL THESE NEW PRODUCTS COMING OUT FROM AN IMPACT ON GROSS MARGINS?

Nicholas Hindman:          Well the new products, as we discussed about,
                           VersaLink last year and Verizon One coming out the products, initial margins on these products are not going to be great. We are just going to try to maintain, again, historical margin rates that we have had and that is going to be certainly a challenge with all these new products coming out. Don't look for any big improvement. We are trying to just hold ground until we get some of these products out and get them into volume.

Van Cullens:               We need volume. Particularly over the last couple
                           years what we have seen and we saw it with VersaLink we are going to see it with these other products is that you just have to get up to really impressive volume runs before you can negotiate back into your supply chain as effectively as you need to to get the cost reductions. And then the engineering teams working with marketing start looking at what else can we be doing on the design side and you start planning cost reductions rather soon in the lifecycle. That is the nature of the business these days. You are forced to hit market windows very fast and sometimes that requires you to hit them with maybe less than an optimal cost oriented design. You hit them to how to

WESTELL TECHNOLOGIES                                                May 13, 2005

                           have a good performing unit in a timeframe that gives you competitive advantage then you come back and work the problem.

Ken Muth:                  ON THE VERIZON ONE INITIAL KIND OF SMALL LOW VOLUMES
                           IN THE JUNE QUARTER HERE WOULD YOU EXPECT THAT TO
                           KIND OF RAMP THROUGHOUT THE YEAR THEN FOR THAT
                           PRODUCT SPECIFICALLY?

Van Cullens:               I probably should defer that question to Verizon
                           because they are in control of that marketing program and we are not always totally clear on their strategies. My personal guess is that there will be a period of assessment of the feedback we get and adjustment to the product and then maybe a pretty good ramp toward the end of the year with the holiday season like we have seen in the last couple years with other products. That might be the pattern but that is speculation on my part. You should ask
                           Verizon that directly.

Ken Muth:                  LAST ONE I HAVE ON THE CPI SIDE OF IT, YOU SAW A
                           LITTLE BIT OF POP THERE IN THE QUARTER; IS THAT KIND
                           OF A NEW PLATFORM RUN RATE AND CAN WE EXPECT THAT
                           SEQUENTIAL GROWTH THROUGHOUT THE YEAR? AND THEN ON
                           THE FOLLOW ON TO THAT IS - IS THIS A MARKET SHARE
                           THING OR IS THE MARKET EXPANDING, HOW DO YOU LOOK AT
                           THE GROWTH FOR THAT DIVISION?

WESTELL TECHNOLOGIES                                                May 13, 2005

Van Cullens:               Tim, would you like to take that question?

Tim Reedy:                 Sure. We are attempting to grow revenue per day
                           quarter-to-quarter. We have some challenges out in the marketplace because it is a very competitive market so we ramped up some of our marketing and sales activities and we will see how it goes for the next couple quarters, but we are expecting to grow this year.

Ken Muth:                  Thank you.

Operator:                  The next question is from Bill Choi from Kaufman
                           Brothers; please go ahead.

Bill Choi:                 Thank you. Couple quick questions on you have given
                           us the 10% customers, could you do that right now?

Nicholas Hindman:          Can't hear you too well, Bill.

Bill Choi:                 Is this any better?

Nicholas Hindman:          Yes, it is.

WESTELL TECHNOLOGIES                                                May 13, 2005

Bill Choi:                 Sorry about that.

Nicholas Hindman:          I'm sorry, would you repeat please?

Bill Choi:                 YES, CAN YOU JUST FIRST START OFF THE 10% CUSTOMERS?

Nicholas Hindman:          Yes, it was Verizon, SBC, BellSouth.

Bill Choi:                 YOU HAD GIVEN PERCENTAGES IN THE PAST, COULD YOU...

Nicholas Hindman:          Yes, I will give you those. Verizon was 56%, SBC was
                           10%, BellSouth was 17%.

Bill Choi:                 JUST WANTED TO FOCUS A LITTLE BIT ON GROSS MARGINS
                           HERE. FIRST A CLARIFICATION, THE $650,000 FOR RAMPING
                           UP INTERNAL MANUFACTURING; THAT HAD GROSS MARGINS?

Nicholas Hindman:          Yes, it did.

Bill Choi:                 WHAT IS THE MIX LIKELY GOING TO BE GOING FORWARD
                           STARTING WITH THE JUNE QUARTER BETWEEN INTERNALLY
                           MANUFACTURED VERSALINK VERSUS THOSE SHIPPED FROM
                           ASIA?

WESTELL TECHNOLOGIES                                                May 13, 2005

Nicholas Hindman:          The only assembly that will be done will be done
                           here. We have some units that we had ordered from China which are coming over by boat but essentially in the June quarter most all of the VersaLinks will be coming out of our assembly in our factory here.

Bill Choi:                 THOSE ARE ALSO BENEFITING FROM NEW PRODUCT DESIGNS
                           THAT HELP THE MARGINS?

Nicholas Hindman:          Not yet. Those are coming down the line a bit, but
                           just bringing in-house improved our margins and the next improvement will be the next cost reduction, which Van alluded to and we are working hard on.

Bill Choi:                 AND YOUR COMMENTARY ABOUT VERSALINK IS GOING BACK TO
                           IN THE UPPER 20%, THAT IS IN THE JUNE QUARTER AND
                           THAT IS ALL WITHOUT THE COST IMPROVED VERSIONS?

Nicholas Hindman:          I said, it would be north of 25% and it is the
                           correct version that we are producing today in our Aurora factory.

Bill Choi:                 ALSO YOU HAVE SOME BENEFITS AND MARGINS IN THE
                           REGULAR MODEMS THAT SHIFTED TO COST IMPROVE ADSL2+.
                           SOME PEOPLE HAVE TAKEN THAT AND OTHERS HAVEN'T. CAN

WESTELL TECHNOLOGIES                                                May 13, 2005

                           YOU JUST TALK ABOUT WHERE WE ARE ON THAT AND WHAT THE GROSS MARGINS ON THE REGULAR MODEMS WOULD BE?

Nicholas Hindman:          The first part of your question, where we are on;
                           would you amplify what you meant there?

Bill Choi:                 LIKE I SAID, YOU HAVE TWO KINDS OF MAIN ADSL MODEMS
                           TODAY. YOU HAVE THE AR5 BASE TIP SIT PRODUCT, YOU
                           HAVE 7 BASE, SOME ARE TAKING THE 7S, SOME ARE TAKING
                           THE 5S. IF YOU COULD GIVE YOU A ROUGH PERCENTAGE
                           BREAKDOWN ON THE REGULAR MODEMS, WHAT THE COST
                           IMPROVED ARE AS A MIX? AND WHERE THOSE ARE IN TERMS
                           OF GROSS MARGINS?

Nicholas Hindman:          In the same percentage we are in the high 20%s there.
                           The AR5 modems, let me just deal with those for a second, there is just one customer that is taking those. Our production and shipment of those will be over the summer and those, that product will be phased out. The AR7 modems, as you said, we have been able to do a better cost there, but of course we have also given up some ASP so those margins are still going to be in historical rates in the high 20s.

WESTELL TECHNOLOGIES                                                May 13, 2005

Bill Choi:                 IN TERMS OF YOUR COMMENTARY ON VERSALINK ASPS,
                           EXPECTING DECLINE AROUND 20% YEAR-OVER-YEAR. AS YOU
                           ADD NEW CUSTOMERS AND TYPICALLY THE ONES YOU HAVE
                           BEEN SELLING TO SO FAR HAS BEEN YOUR LARGEST
                           CUSTOMERS, SO YOU KNOW YOU GIVE THEM VOLUME
                           DISCOUNTS. IS THIS COMMENTARY ALSO IN VIEW OF A THIRD
                           CUSTOMER COMING IN WHO YOU COULD POTENTIALLY SELL AT
                           A HIGHER ASP?

Nicholas Hindman:          It is and I don't know that the ASPs will be that
                           much higher but it certainly does take into consideration the other customer that Van alluded to.

Bill Choi:                 Thanks.

Nicholas Hindman:          Thank you.

Operator:                  The next question is from Eric Kainer from Needham &
                           Company, please go ahead.

Eric Kainer:               Thank you very much. Congratulations on a nice
                           quarter guys.

Nicholas Hindman:          Thanks.

WESTELL TECHNOLOGIES                                                May 13, 2005

Eric Kainer:               WONDER IF YOU COULD TALK A LITTLE BIT MORE ABOUT THE
                           TRILINK PRODUCT, SPECIFICALLY THE CUSTOMERS THAT ARE
                           WAITING FOR TRIAL THERE. COULD YOU KIND OF PROVIDE
                           SOME COLOR AROUND THE TYPE OF CUSTOMERS THOSE ARE?
                           ARE THOSE ONLY DOMESTIC CUSTOMERS? ARE THOSE
                           TYPICALLY YOUR TYPICAL TOP THREE CUSTOMERS OR YOU
                           HAVE SOMETHING BEYOND THAT?

Van Cullens:               It is the usual suspects. Our typical existing larger
                           customers and we do have some customers outside the US who are waiting for this product. They would like to trial it. Quite honesty, we are a little bit late from where we wanted to be. They are standing by. We hope to be releasing this product within this quarter, within weeks so we are close and hopefully we will see this to some fairly rapid fill to valuations and we will get a good read on where we are by the next call.

Eric Kainer:               I WONDER IF YOU CAN DESCRIBE KIND OF YOUR EFFORTS,
                           KIND OF TAG ONTO THAT ANSWER, WHAT YOUR EFFORTS ARE
                           GOING TO BE FROM A PRODUCT PERSPECTIVE INTO
                           INTERNATIONAL MARKETS? DO YOU SEE THAT REALLY KIND OF
                           BEING, TRILINK BEING A BIG LINKAGE TO YOUR DEVELOPING
                           BUSINESS THERE OR DO YOU SEE THAT KIND OF MORE
                           VERSALINK OR HOW DO YOU SEE THAT DEVELOP?

WESTELL TECHNOLOGIES                                                May 13, 2005

Van Cullens:               It depends on exactly where you are. In Europe we are
                           seeing interest in TriLink. We have to make sure that our pricing there is going to be competitive because there are some entries from some of the national champions there that will be challenging and we have to decide what our response to that is going to be.
                           In the case of Verizon One and the Westell Media
                           Gateway, which is a variation on Verizon One, there is a tremendous amount of interest there and we have actually had to make some scale back and concentrate our efforts on some of the larger possibilities and we are providing prototypes to those companies very shortly for demonstration and testing and we will see where that goes. I would say at this point, almost universally the product that gets the most interest right off the bat is the Verizon One and it is derivative. I would say the TriLink is the second product that gets the most interest because of the voice capability and so we will tend to be focusing on those two. I think for the most part, still taking
                           VersaLink in and talking about our other products but that seems to be where we get the higher level engagement, so that is kind of where we are concentrating at the moment.

Eric Kainer:               DO YOU SEE VERY MUCH IN TERMS FROM ASIA OR ARE YOU
                           MOSTLY FOCUSED ON EUROPE AT THIS TIME?

WESTELL TECHNOLOGIES                                                May 13, 2005

Van Cullens:               We are focused on Europe and the other parts of North
                           America, it is where we are putting our resources at the moment. We are contemplating possible approaches to Asia but that would almost certainly be with the indirect.

Eric Kainer:               Thank you very much.

Van Cullens:               You're welcome.

Operator:                  The next question is a follow-up question from John
                           Anthony from SG Cowen; please go ahead.

John Anthony:              COULD YOU ALSO COMMENT ON THE RECENT ACTIVITY IN THE
                           CONFERENCING BUSINESS RELATIVE TO SPRINT SELLING
                           THEIR ASSETS AND ALSO IF YOU COULD JUST PROVIDE A
                           LITTLE MORE CLARITY ON THE AK FILING AS IT RELATES TO
                           YOUR CONFERENCING BUSINESS?

Van Cullens:               I will let Tim maybe give you some color on what he
                           sees in that area because he is the most informed, and then I may choose to add something at the end.

Tim Reedy:                 As far as Sprint, there have been different people
                           that have been looking at consolidation
                           opportunities. West Intercall has been very

WESTELL TECHNOLOGIES                                                May 13, 2005

                           aggressive in bulking up their business. We believe that is in response of some of their core telemarketing business declining over time so now they are either the largest or one of the larger teleconferencing specific companies in conjunction with the MCIs of the world. So there are people that are out there looking to consolidation opportunities. Again, West Intercall, another one being Premier Conferencing, folks like that. There are some other distressed properties out there that we believe are currently for sale. One has been publicly announced is ACT Conferencing. We believe that over time there will be some of our competitors that are not as good financial shape that either exit the market or will be acquired over time by other people. In terms of the AK filings, we can't comment beyond what was already disclosed due to confidentiality of the agreement.

John Anthony:              ALSO, I THINK, VAN, YOU HAD MENTIONED ABOUT SOFTNESS
                           IN ORDERS COMING INTO THE QUARTER. CAN YOU REMIND US
                           THE LINEARITY PATTERN OF THE JUNE QUARTER; IS THAT
                           SOMETHING THAT TYPICALLY STARTS OUT SOFT AND THEN
                           STRONGER OR IS IT VICE VERSA?

Nicholas Hindman:          I will answer that, John. It is Nick. Well this is
                           really just our second year where we experienced it so whether history will repeat itself totally I don't know. But last year we began to see some improvement

WESTELL TECHNOLOGIES                                                May 13, 2005

                           the end of June and then throughout July, August, September. Whether that is the same this year we will see and then having two years under our belt we will be better to predict for next year.

John Anthony:              ON A RELATIVE BASIS THOUGH I KNOW YOU ARE ONLY
                           DEALING WITH TWO DATA POINTS HERE, BUT ON A RELATIVE
                           BASIS ON A YEAR-OVER-YEAR COMPARISON ARE YOU FEELING
                           LIKE YOU ARE IN A BETTER POSITION COMING INTO THE
                           JUNE QUARTER FROM A SEASONALITY STANDPOINT GIVEN WHAT
                           IS GOING ON IN THE MARKETPLACE OR IS IT KIND OF THE
                           SAME LEVEL?

Van Cullens:               That is really difficult to say, John, because there
                           are a number of variables that are not in our control and some of those will be the intensity of marketing promotions that are run by customers. That has a huge impact. The decisions they make on the mix between ProLines and VersaLinks is a huge swinger. So we are just trying to be like we were last year and last year we had punished for being the first person to say, "There maybe a little seasonality pattern here."
                           We just want to make sure everybody is aware that it could be coming again. If promotions were to stay very high and the mix stay high on VersaLinks than the problem may sort itself out. If it doesn't then we will probably, at this point, we are assuming we

WESTELL TECHNOLOGIES                                                May 13, 2005

                           will some something kind of like hat happened last year. I will just only remind everyone, the year in total finished out quite well.

John Anthony:              I just want to be clear on something though Van, I'm
                           trying to get a better sense of - Last year there was seasonality but then there was kind of remnant affect with inventory levels. I just want to make sure that this year while there might be seasonality you are feeling more confident about how you are handling the channel inventory levels so that it won't be a lingering problem, it will truly be a seasonal problem where it is going to have a tick down and then you won't necessarily see that more of a lasting effect?

Nicholas Hindman:          Yes, John, it is Nick. Let me take that. Yes, the
                           issue we had last year was this build up of some inventory. I won't get into that in specifics. You all remember what that was. We don't see that this year. So, to answer your question - We don't see that part of the scenario repeating.

John Anthony:              Thank you guys.

WESTELL TECHNOLOGIES                                                May 13, 2005

Van Cullens:               We tried to put together a new process to help us be
                           a little bit more, have a little bit more visibility and real time tracking so we are hoping that we won't have any reoccurrence along those lines.

John Anthony:              Thank you.

Operator:                  The last question is a follow-up question from Todd
                           Koffman from Raymond James; please go ahead.

Todd Koffman:              Thank you. IN RESPONSE TO MY EARLIER QUESTION YOU HAD
                           INDICATED THAT VERSALINK WAS ABOUT 50% OF THE VOLUME
                           IN THE DECEMBER QUARTER AND AGAIN ABOUT 50% OF THE
                           VOLUME IN THE MARCH QUARTER. IN THE MARCH QUARTER
                           YOUR TWO CORNERSTONE CUSTOMERS SAW A VERY NICE
                           SEQUENTIAL LIFT IN THEIR DSL NEW NET ADDS AND I WAS
                           WONDERING WHY WE DIDN'T SEE A STRONGER UPTAKE OF
                           VERSALINK ON A SEQUENTIAL BASIS DURING THE MARCH
                           QUARTER?

Nicholas Hindman:          Todd, let me just speculate here and we will see if
                           Van or Gordon wants to jump in. We believe that there was much less of a churn rate. That impacts the number of units that we shipped, so it is hard to say. That part we don't see, we don't see the details of the net adds with our customers but the term net means net increase and that includes churn, so we

WESTELL TECHNOLOGIES                                                May 13, 2005

                           believe that the VersaLink product has helped solve part of that issue and is reduced churn therefore one reason why we wouldn't have shipped as many more units as you expected was because of the churn factor going down.

Todd Koffman:              Thank you.

Operator:                  At this time we have no further questions.

Van Cullens:               Thank you everyone for joining us today and thank you
                           for your questions. This call is now adjourned.

Operator:                  Thank you. Ladies and gentlemen, this concludes
                           today's teleconference. Thank you for participating.
                           You may now disconnect.


*Please Note:  Proper names/organizations spelling not verified.

C11575841/1133
JOB #:  2219858
DT:  05/15/05